090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20180402863-44
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 09/12/2018 2:31 PM
	Entity Number E0057132013-1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
Success Entertainment Group International, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)
Article III:

1. To increase the number of authorized shares from 75,000,000 shares to 500,000,000 shares;
2. To add a class of blank check preferred stock comprising 10,000,000 shares, which shares can be issued at the discretion of the board of directors, for any proper corporate purpose, without further action by the stockholders; and
3. To update provisions relating to the indemnification of our officers and directors and to limit the liability of our officers and directors to the fullest extent provided by Nevada law;
4. To note that par value for shares of this company is equal to $0.001.

And as more fully described in and subject to Exhibit A, which is incorporated herein by reference

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 65

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Brian Kistler

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.